Exhibit 10.3

Personal & Confidential

[DATE]

EXECUTIVE

ADDRESS 1

ADDRESS 2

RE:	2009 Compensation Plan

Dear [            ],

I am pleased to present you with your 2009 Total Compensation Plan comprised of base salary, cash incentives and equity previously granted in August 2008.

2009 Cash Compensation:

As part of EMC’s cost reduction initiatives, your 2009 annual base salary was decreased by 10% effective January 1, 2009 and decreased by a further 5% effective May 2, 2009 and effective January 1, 2009 your 2009 target cash incentive was decreased by [10% for all executive officers other than Mr. Tucci and by 30% for Mr. Tucci]. Your 2009 cash compensation is comprised of the following components:

–	Base Salary: Effective January 1, 2009, your annualized base salary was $[ ] and effective May 2, 2009 is $[ ].
–	Target Cash Incentives: Your 2009 annualized target cash bonus incentive is $[ ]. Your target cash incentive is comprised of specific bonus programs designed to align your compensation with the achievement of corporate, business unit and individual objectives.

As set forth in the detailed bonus program documents, to earn the compensation set forth above, you must meet specified performance objectives as required by EMC, in its discretion, and you must be employed by EMC at the time the relevant bonus, salary or other compensation is determined and payable. EMC reserves the right, in its discretion, to change individual targets, responsibilities, and/or other compensation plan terms. All amounts are subject to legal deductions, withholdings and if applicable, elected deferrals.

Notwithstanding the foregoing, for purposes of all EMC benefit plans and agreements, your 2009 base salary and 2009 target cash incentives will be deemed to be equal to the amounts in effect on December 31, 2008, and EMC will keep you whole to the extent any amount payable to or in respect of you under such plans or agreements may otherwise be reduced as a result of the temporary reductions.

Equity Compensation:

On August 20, 2008, the Compensation Committee of the Board of Directors approved stock option and restricted stock unit grants for you. The grant of stock options and restricted stock units are comprised of shares that will vest solely over time as well as performance contingent shares that will vest over time only if specified fiscal year 2009 performance goals are achieved. The performance contingent awards will vest subject to the achievement of 2009 performance objectives to be established by the Board of Directors in early 2009.

–	Stock Options: A stock option grant for [ ] shares. The per share exercise price is equal to $15.18, the closing share price on August 20, 2008.

EMC Corporation    176 South Street, Hopkinton, Massachusetts 01748-9103 • 508-435-1000    www.EMC.com

[Executive] 2009 Compensation Plan [DATE] Page 2 of 2

•

60% Performance Contingent [            ]: 25% of the performance contingent stock options will vest on each of February 1, 2010, 2011, 2012 and 2013, subject to the achievement of the underlying performance goals.

•	40% Time-Based [ ]: 20% of the time-based stock options will vest on each of the first five anniversaries of the date of grant.

–	Restricted Stock Units: A restricted stock unit grant for 500,000 shares.
•	60% Performance Contingent [ ]: One-third of the restricted stock units will vest on each of February 1, 2010, 2011, and 2012, subject to the achievement of the underlying performance goals.
•	40% Time-Based [ ]: 25% of the time-based restricted stock units will vest on each of the first four anniversaries of the date of grant.

Please indicate the acceptance of your 2009 Total Compensation Plan by signing this memorandum and returning within thirty days of receipt to [            ], Director of Executive Compensation, at corporate headquarters in Hopkinton MA.

Regards,

My signature below confirms that I accept the terms of this memorandum, that I understand that my employment is at will and that I ratify and confirm in all respects the terms of my Key Employee Agreement with EMC.

Signed:	Dated: